Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus, dated January 26, 2023, and included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-261775) of Oaktree Strategic Credit Fund (the “Registration Statement”).

We also consent to the use of our report dated December 13, 2022, with respect to the consolidated financial statements of Oaktree Strategic Credit Fund for the period ended September 30, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

January 26, 2023